EXHIBIT 3

FORM OF

LIMITED POWER OF ATTORNEY

[applicable MS GP] [applicable MS Member]

     Pursuant to the Subadvisory Agreement dated as of [____], 2004, among Morgan Stanley Investment Management Inc., Morgan Stanley Leveraged Equity Fund II, Inc., MSCP III, LLC, Morgan Stanley Capital Partners III, Inc., MSDW Capital Partners IV, LLC, MSDW Capital Partners IV, Inc., Metalmark Subadvisor LLC (“Subadvisor”) and Metalmark Capital LLC (the “Subadvisory Agreement”), [name of Morgan Stanley General Partner (“MS GP”)] [name of MS Member (“MS Member”)] irrevocably appoints Subadvisor (for the term of the Subadvisory Agreement) as attorney-in-fact and agent with full and exclusive power and authority to act for [MS GP] [MS Member] with respect to the [name of Fund (“Fund”)] [list names of Co-Invest Vehicles for which the applicable MS Member acts as manager (“Fund”)] with management authority conferred on the Subadvisor under the Subadvisory Agreement, including without limitation, in the following matters: (a) to buy, sell, exchange, convert, and otherwise take any action for any securities or investments of the Fund, (b) to establish, maintain, and deal through accounts with one or more securities brokerage firm(s) as the Subadvisor may select to effect purchases or sales of securities or investments as agent for the Fund, (c) to establish custody accounts with any custodian for the maintenance of custody for Fund cash or securities and to issue instructions to any such custodian, (d) to execute and deliver any agreement, document or instrument on behalf of the Fund concerning the Fund’s securities or investments, including purchase or sale agreements, shareholder agreements, voting agreements, proxies, shareholder consents, or other matters related to the Fund’s securities or investments, and (d) to take any actions and execute and deliver any agreement, document or instrument involving litigation or claims involving the Fund. It is further understood that the Subadvisor may deliver to any person a copy of this document as evidence of the authority of the Subadvisor to act for and on behalf of the Fund. This limited power of attorney, and the power and authority granted to the Subadvisor hereunder, shall terminate upon the termination of the Subadvisory Agreement.

Executed this ___ day of ____, 2004.

[MS GP] [MS Member]

By:

Its: